Exhibit 99.1
Xerox Corporation Savings Plan
Financial Statements and Supplemental Schedule
To Accompany 2006 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
December 31, 2006 and 2005

Xerox Corporation Savings Plan
Index
December 31, 2006 and 2005

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Assets Available for Benefits	2

Statement of Changes in Assets Available for Benefits	3

Notes to Financial Statements	4-13

Supplemental Schedule

Schedule H, Part IV, Item 4i — Schedule of Assets (Held at End of Year)	14

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of the
Xerox Corporation Savings Plan
In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of Xerox Corporation Savings Plan (the “Plan”) at December 31, 2006 and 2005, and the changes in assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
As further described in Note 2, the Plan adopted Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare Pension Plans (the “FSP”), as of December 31, 2006 and 2005.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 28, 2007

Xerox Corporation Savings Plan
Statements of Assets Available for Benefits
December 31, 2006 and 2005
(in thousands)

	2006	2005
Assets
Investment interest in Master Trust at fair value (Note 4)	$4,563,726	$4,144,861
Participant loans receivable	69,717	67,514
Employer contributions receivable	11,412	11,084
Employee contributions receivable	1,648	1,869

Total assets	4,646,503	4,225,328
Adjustment from fair value to contract value for interest in collective trust relating to fully benefit responsive investment contracts (Note 2)	(974)	(888)

Assets available for benefits	$4,645,529	$4,224,440

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan
Statement of Changes in Assets Available for Benefits
Year Ended December 31, 2006
(in thousands)

Additions to assets attributed to
Contributions
Participant	$172,448
Employer	49,643
Rollovers	5,801
Rollovers (from RIGP and ESOP) (Note 6)	196,008

Total contributions	423,900
Net appreciation from plan interest in Master Trust, net of administrative expenses	502,621
Interest income on participant loans	4,461

Total additions	930,982

Deductions from assets attributed to
Benefits paid to participants	509,893

Total deductions	509,893

Net increase in assets available for benefits	421,089

Assets available for benefits
Beginning of year	4,224,440

End of year	$4,645,529

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
1.	Description of the Plan

The following description of the Xerox Corporation Savings Plan (the “Plan”) provides only general information. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all full- and part-time U.S. employees of Xerox Corporation (the “Company”) and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the Plan upon date of hire.

Contributions

Subject to limits imposed by the Internal Revenue Code (the “Code”), eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants direct the investment of their contributions into various investment options offered by the Plan. For participants whose employment commencement date was prior to January 1, 2005, the Company matched 50% of employee before-tax savings contributions (up to 6%), which equals a maximum match of 3% of annual pay up to the IRS 401(k) elective deferral limit.

For participants whose employment commencement date is on or after January 1, 2005, the Company matched 83-1/3% of employee before-tax savings contributions (up to 6%), which equals a maximum match of 5% of annual pay up to the IRS 401(k) elective deferral limit in 2006. For these participants, the maximum match will increase to 100% of before-tax savings contributions (up to 6%), which equals a maximum match of 6% of annual pay in 2007 and beyond up to the IRS 401(k) elective deferral limits.

To be eligible to receive the matching company contribution, the participant must be actively employed on the last business day of the quarter (except by reason of death, retirement, approved leave of absence, disability, or layoff) in which the contribution is made by the Company.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account.

Investment Options

Plan participants are able to direct the investment of their plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of three tiers of funds (Tier I, II, and III); each tier consists of several underlying funds with various levels of market risk and returns. The options consist of several balanced funds, a Company stock fund, several other stock funds, a bond fund, and a marketplace window (investment options in mutual funds).

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
Participant Loans

Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years, and bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants’ accounts based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates ranged from 8.25% to 9.25% and 5% to 11.5% at December 31, 2006 and 2005, respectively, with loans maturing at various dates through 2019.

Administration

The Plan Administrator is appointed by the Vice President of Human Resources and is responsible for the general administration of the Plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the “Trustee”). Hewitt Associates is the record keeper of the Plan.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely, however, the Company reserves the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Contributions

Contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the “Master Trust”). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on Plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options there are certain Master Trust investments in which the Plan does not invest.
Valuation of Investments
The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund at year-end. Common and preferred stocks are stated at fair value based on published market prices. The fair value of the common collective trusts is determined periodically by the Trustee based on current market values of the underlying assets of the fund. Limited partnerships and hedge funds are valued at estimated fair value based on audited financial statements. Real estate trusts are valued at estimated fair value based on information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participants loans receivable are valued at cost which approximates fair value.
Administrative Expenses
Certain administrative expenses, such as Trustee, custodian, record keeping and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.
Risks and Uncertainties
Investments are exposed to various risks, such as interest rate and market risk. Due to the risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.
New Accounting Pronouncements
In December 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position AAGINV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), which became effective for the Plan on December 31, 2006. The FSP requires that collective trusts relating to fully benefit responsive investment contracts held by a defined-contribution plan be reported at fair value. However, contract value is the relevant measurement criteria for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the Statement of Assets Available for Benefits represents the fair value of the Master Trust’s investment in the collective trust and the adjustment from fair value to contract value. The Statement of Changes in Assets Available for Benefits is prepared on a contract value basis. In accordance with the FSP, the statement of assets available for benefits as of December 31, 2005 has been retroactively adjusted to present the fair value of the collective trust and adjustment from fair value to contract value of ($888,000).

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (the “Standard”). The Standard defines fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. The Standard applies to fair value measurements already required or permitted by existing standards. The Standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating what impact the adoption of the Standard will have on the financial statements.

3.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4.	Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

	2006	2005
Xerox Corporation Savings Plan	51.0%	48.5%
The Savings Plan of Xerox Corporation and the Xerographic Division, UNITE HERE	3.2%	3.0%
Xerox Corporation Retirement Income Guarantee Plan	42.1%	45.0%
Retirement Income Guarantee Plan of Xerox Corporation and The Xerographic Division, UNITE HERE	3.7%	3.5%

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
The following financial information is presented for the Master Trust.
Statements of Net Assets of the Master Trust is as follows:
(In thousands)

Assets
	2006	2005
Investments at fair value
At quoted market value
Short-term investments	$1,754	$2,689
Fixed income investments	2,130	2,067
Xerox common stock fund	254,541	290,329
Registered investment company	522,772	431,581
Common and preferred stock	155	214,733
Common collective trusts	7,778,025	7,362,468
At estimated fair value
Interests in real estate trusts	80,591	24,456
Investment of securities lending collateral	617	33,002
Interest in partnerships/joint ventures	283,825	184,333
Interest in hedge fund	44,699	39,884
Unrealized loss on foreign exchange receivable	(5,592)	(8,326)
Unrealized gain on foreign exchange payable	5,828	8,243
Receivables
Accrued interest and dividends	147	444
Receivable for securities sold	66,353	790
Other receivables	2	95

Total assets	9,035,847	8,586,788

Liabilities
Payable for securities purchased	83,939	11,706
Payable for collateral on securities loaned	617	33,002
Other	780	681

Total liabilities	85,336	45,389

Net assets of the Master Trust available for benefits	$8,950,511	$8,541,399

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
Statement of Changes in Net Assets of the Master Trust is as follows for the year ended December 31, 2006:

(in thousands)
Additions (deductions) to net assets attributable to
Investments
Interest and dividends	$38,078
Net appreciation of investments	1,123,453
Net unrealized appreciation on futures	3,278
Net unrealized loss on foreign currency	(9,647)
Other	1,948

Total investment gain	1,157,110

Total additions from investments	1,157,110

Deductions from net assets attributable to
Net transfers out of Master Trust	713,739
Administrative expenses	34,259

Total deductions	747,998

Net increase in net assets available for benefits	409,112

Net assets available for benefits
Beginning of year	8,541,399

End of year	$8,950,511

Through February 17, 2005, the Finance Committee of the Xerox Board of Directors was responsible for approving the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. On February 17, 2005, the Finance Committee approved the Fiduciary Investment Review Committee (“FIRC”) charter, which gives FIRC responsibility and discretionary authority for establishing and overseeing the overall investment strategy for the Master Trust Investments, while the Finance Committee continues its oversight of FIRC. The Xerox Corporate Treasurer chairs FIRC, which is composed of corporate officers who oversee the management of the funds on a regular basis. As of October 26, 2001, Xerox retained General Motors Asset Management and its affiliates to provide investment services to this plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
During 2006, the Master Trust’s investments (including investments bought, sold, as well as held during the year) appreciated in value as follows for the year ended December 31, 2006:

(in thousands)

Investments at quoted market value
Fixed income investments	$457
Xerox common stock fund	35,609
Registered investment companies	28,802
Common and preferred stock	24,437
Common collective trusts	940,917

Investments at estimated fair value
Interests in real estate trusts	16,266
Interest in hedge fund	3,784
Interest in partnerships/joint ventures	73,181

Net appreciation	$1,123,453

5.	Derivative Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures and forward currency contracts. When engaging in forward currency contracts, there is exposure to credit loss in the event of nonperformance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments.

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives:

Forward Foreign Currency Exchange Contracts

Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.

Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2006 and 2005, the value of currencies under forward currency contracts represent less than 1% and 2% of total investments, respectively.

A summary of open forward currency contracts of the Master Trust at December 31, 2006 and 2005 is presented below:

(in thousands)	2006			2005
Currency			Unrealized			Unrealized
Type		Notional	Appreciation/		Notional	Appreciation/
Purchased	Value Date	Value	(Depreciation)	Value Date	Value	(Depreciation)
Australian Dollar	1/29/07-2/14/07	$52,191	$1,183	2/7/06-3/16/06	$154,353	$(2,987)
Canadian Dollar	2/14/2007	38,094	(1,434)	2/7/2006	6,650	34
Euro	1/29/07-2/14/07	232,806	3,054	2/7/06-3/16/06	186,512	(489)
Japanese Yen	1/29/07-2/14/07	395,513	(13,921)	2/7/06-3/16/06	77,580	261
Pound Sterling	1/29/07-2/14/07	135,679	3,134	2/7/06-3/16/06	145,124	(3,821)
Swiss Franc	1/29/07-2/14/07	65,864	(388)	2/7/06-3/16/06	61,209	(758)
Norwegian Kroner	2/14/2007	16,457	119	2/7/2006	13,825	(609)
Swedish Kroner	2/14/2007	63,125	1,591	2/7/2006	89,083	209
N. Zealand Dollar	2/14/2007	24,129	804	2/7/2006	12,692	(271)
Singapore Dollar	2/14/2007	16,621	266	2/7/2006	6,879	105

		$1,040,479	$(5,592)		$753,907	$(8,326)

Currency			Unrealized			Unrealized
Type		Notional	Appreciation/		Notional	Appreciation/
Sold	Value Date	Value	(Depreciation)	Value Date	Value	(Depreciation)
Australian Dollar	1/29/07-2/14/07	$40,968	(1,436)	2/7/06-3/16/06	$76,551	$658
Canadian Dollar	2/14/2007	81,260	2,336	2/7/2006	—	24
Euro	1/29/07-2/14/07	228,100	(6,076)	2/7/06-3/16/06	313,618	4,911
Japanese Yen	1/29/07-2/14/07	570,881	13,605	2/7/06-3/16/06	166,988	940
N. Zealand Dollar	2/14/2007	18,120	(926)		—	—
Pound Sterling	1/29/07-2/14/07	37,980	(761)	2/7/06-3/16/06	30,472	496
Swiss Franc	1/29/07-2/14/07	74,466	(605)	2/7/06-3/16/06	49,524	1,574
Norwegian Kroner	2/14/2007	3,097	(130)	2/7/2006	1,336	33
Swedish Kroner	2/14/2007	7,474	(128)	2/7/2006	12,856	(300)
Singapore Dollar	2/14/2007	4,638	(64)	2/7/2006	6,755	(93)
Hong Kong Dollar	1/29/07-2/14/07	5,035	13		—	—

		$1,072,019	$5,828		$658,100	$8,243

Futures Contracts

The Master Trust may use equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held, or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives.

Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Fund will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2006 and 2005, the notional value future contracts represent less than 1% of total investments.

A summary of open equity and fixed income futures of the Master Trust at December 31, 2006 and 2005 is presented below:

	Futures
	Long Contracts
Number of Contracts	2006	2005
S&P 500 Index	118	82

	Futures
	Long Contracts
Number of Contracts	2006	2005
US Treasury Notes - 10 years	—	230

Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the subadvisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral is invested in the State Street Navigator Securities Lending Prime Portfolio.

All collateral received will be in an amount equal to at least 100% of the market value of the loaned securities and is intended to be maintained at that level during the period of the loan. The value of the collateral on-hand at December 31, 2006 and 2005 was $617,253 and $33,002,000, respectively. The market value of the loaned securities is determined at the close of business of the portfolio and any additional required collateral is delivered to the portfolio the next business day. The market value of the loaned securities at December 31, 2006 and 2005 was $603,596 and $32,124,000, respectively. During the loan period, the portfolio continues to retain rights of ownership, including dividends and interest of the loaned securities. Loan income generated from securities lending arrangements was $118,209 for the year ended December 31, 2006. The income from securities lending is included in the Other Income line item on the Statement of Changes in Net Assets of the Master Trust.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2006 and 2005
6.	Related Party Transactions

The Plan, along with The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE (the “Plans”), invests in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2006, the Plan purchased common shares in the Fund in the approximate amount of $105,629,000, sold common shares in the Fund in the approximate amount of $178,259,000, and had net appreciation in the Fund of approximately $35,609,000. The total value of the Plan’s investment in the Fund was approximately $254,541,000 and $290,329,000 at December 31, 2006 and 2005, respectively. These transactions, as well as participant loans, qualify as party-in-interest transactions. In addition, certain funds are managed by an affiliate of the trustee and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plans, the Xerox Corporation Retirement Income Guarantee Plan (“RIGP”) and the Xerox Corporation Employee Stock Ownership Plan (“ESOP”), and these transactions qualify as party-in-interest.

7.	Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

8.	Litigation

Patti v. Xerox Corporation et al

A class was certified in an action originally filed in the United States District Court for the District of Connecticut on July 1, 2002 against Xerox Corporation alleging violations of the Employee Retirement Income Security Act (“ERISA”). Four additional class actions were subsequently filed and the five actions were later consolidated as “In Re Xerox Corporation ERISA Litigation” and a consolidated amended complaint was filed. The purported class includes all persons who invested or maintained investments in the Xerox Stock Fund in the Xerox 401(k) Plans during the proposed class period which begins on May 12, 1997 and allegedly exceeds 50,000 persons. The defendants include Xerox Corporation and the following individuals or groups of individuals: the plan administrator, the Board of Directors, the Fiduciary Investment Review Committee, the Joint Administrative Board, the Finance Committee of the Board of Directors, and the Treasurer. The complaint claims that all the foregoing defendants were fiduciaries of the Plans under ERISA and, as such, were obligated to protect the Plan’s assets and act in the best interest of plan participants. The complaint alleges, among other things, that the defendants failed to do so and thereby breached their fiduciary duties. It does not specify the amount of damages sought. However, it asks that the losses to the Plan be restored. The actions also seek other legal and equitable relief, as well as interest, costs and attorneys’ fees. The defendants deny any wrongdoing and have filed a motion to dismiss the action. On April 17, 2007, the court ruled on the motion to dismiss, granting it in part and denying it in part, and giving the plaintiffs an opportunity to file an amended complaint within 30 days. On May 17, 2007, plaintiffs filed their second consolidated amended complaint.
9.	Reclassifications

Certain reclassifications have been made to the presentation of the prior year financial statements to conform to the current year presentation.

Xerox Corporation Savings Plan
Supplemental Schedule
Schedule H, Part IV, Item 4i — Schedule of Assets (Held at End of Year)
December 31, 2006

	Description of Investment
Identity of Issuer,	Including Maturity Date,
Borrower, Lessor,	Rate of Interest, Collateral,		Current
or Similar Party	Par or Maturity Value	Cost	Value

Investment interest in Master Trust	See Note 4	**	$4,562,752

* Participant loans	Loans to plan participants,
	maturity dates through July 31,
	2019, interest rates from 8.25% to
	9.25% per annum	—	69,717

			$4,632,469

*	Party-in-interest.

**	Cost is omitted for participant-directed investments.